Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Genesis Energy, L.P.’s Post-Effective Amendment No. 3 to Registration Statement No. 333-203259 on Form S-3 of our report dated February 17, 2017, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., appearing in the Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 3, 2017